\forms\12b-25          3
\forms\12b-25
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



     COMMISSION  FILE  NO.

[    ]          FORM  10-K     [  ]     FORM 20-F     [  ]     FORM 11-K     [X]
FORM  10-Q          [    ]          FORM  N-SAR

FOR  PERIOD  ENDED:          March  31,  1998
                             ----------------

[    ]          TRANSITION  REPORT  ON  FORM  10-K
[    ]          TRANSITION  REPORT  ON  FORM  20-F
[    ]          TRANSITION  REPORT  ON  FORM  11-K
[    ]          TRANSITION  REPORT  ON  FORM  10-Q
[    ]          TRANSITION  REPORT  ON  FORM  N-SAR

FOR  THE  TRANSITION  PERIOD  ENDED:


  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:





PART  I-REGISTRANT  INFORMATION



     FULL  NAME  OF  REGISTRANT:          Scientific  Software-Intercomp,  Inc.
                                          -------------------------------------

     FORMER  NAME  IF  APPLICABLE:          N/A
                                            ---

     ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICE  (STREET  AND  NUMBER)
                             633 17th Street, Suite 1600
                             ---------------------------

     CITY,  STATE  AND  ZIP  CODE:          Denver,  Colorado  80202
                                            ------------------------

PART  II-RULES  12B-25  (B)  AND  (C)


IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD
BE  COMPLETED.    (CHECK  BOX  IF  APPROPRIATE.)

[X]       (A)     THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS
FORM  COULD  NOT  BE  ELIMINATED  WITHOUT  UNREASONABLE  EFFORT  OR  EXPENSE;

[X] (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

[    ]      (C)     THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE
12B-25(C)  HAS  BEEN  ATTACHED  IF  APPLICABLE.


PART  III-NARRATIVE


STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORM 10-K, 20-F, 11-K, 10-Q, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED PERIOD.

Due  to  the  management  time  requirements  with  respect  to  the  pre-
viously  reported pending acquisition of the Company by Baker-Hughes     (ATTACH
EXTRA  SHEETS  IF  NEEDED)
Incorporated and the disposition of certain assets of the Company's Pipeline Simulation Division on May 1, 1998, additional time is required to ensure that all financial reporting requirements for the March 31, 1998 Form 10-QSB are properly met.

PART  IV-OTHER  INFORMATION


     (1)        NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
NOTIFICATION:

                    Barbara J. Cavallo     (303)     292-1111
                    ------------------     -----     --------
                  (NAME)     (AREA CODE)     (TELEPHONE NUMBER)

     (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                   [ X ]     YES     [  ]     NO

     (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                   [ X ]     YES     [  ]     NO

     IF SO: ATTACH THE EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

The Company anticipates that there will be significant change in results of operations from the corresponding period for the last fiscal year reflected by the earnings statements to be included in the subject report. The estimated quantitative changes are as follows:

     3  Months  Ended          3  Months  Ended
     March  31,  1998          March  31,  1997
     ----------------          ----------------

Revenue          2.70%          3.634
(Loss)  From  Operations          (596)          (13)
Net  Income  (Loss)          (724)          9

                                     ------
                       Scientific Software-Intercomp, Inc.
                       -----------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:          May  11,  1998                    BY:      /s/ Barbara J. Cavallo
               --------------                             ----------------------
                                         Barbara J. Cavallo

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.


                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).